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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 8, 2002

MacroPore Biosurgery, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-32501	33-0827593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6740 Top Gun Street, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (858) 458-0900

MacroPore, Inc.
(Former name or former address, if changed since last report.)

Item 2.    Acquisition or Disposition of Assets.

        On October 8, 2002, we sold substantially all of the assets of our Craniomaxillofacial (head and face) bone fixation product line of business to a subsidiary of Medtronic, Inc. As part of this sale, we also granted the subsidiary an exclusive license of certain intangible assets related to this product line. In exchange, we received an initial payment of $13 million in cash and can receive additional payments totaling up to $8 million based on meeting milestones related to transfer of the technology for the acquired product line and successful clinical outcomes for our faster-resorbing polymer product.

        The Craniomaxillofacial bone fixation product line includes bioresorbable surgical implant products for the head and face with applications in trauma, reconstructive procedures and interventional surgeries. The sale also included use of our bioresorbable implants for repair of the bone harvest site in the iliac crest. Medtronic, Inc. has been distributing this product line since January 2000 through its Neurological Technology division. Our sales of Craniomaxillofacial products accounted for $3,875,000 million of revenue, which was 69% of our total revenue, in 2001. For the first nine months of 2002, this product line contributed $2,302,000 million of revenue, which was 32.3% of our total revenue for that period.

        On the same day, we paid Medtronic, Inc. $4 million in cash to amend our existing distribution agreement to remove a contractual right of first offer for distributorship to our bioabsorbable thin film products in various types of surgery. Medtronic continues to retain its right of first offer for distributorship to our other products in all fields and to our bioabsorbable thin film products in the spinal field. In addition, we agreed to extend the term of our existing global co-development and supply agreement with Medtronic, Inc. for spinal implants to 2012.

        Medtronic, Inc. continues to be a significant stockholder of the company and our largest customer, as the distributor of our biosurgery products in the spinal field.

        While we remain committed to and enthusiastic about the market for our bioabsorbable fixation products for other parts of the body (including spinal fixation), we are also refocusing our business toward opportunities in tissue repair and regeneration and the prevention of post surgical adhesions which we believe have higher growth potential. We will be able to use the proceeds from the sale of this product line to fund these new opportunities.

Item 5.    Other Events.

        On October 7, 2002, we entered into a series of agreements with independent stockholders of StemSource, Inc. ("StemSource"), a stem-cell therapy research company, to purchase approximately 2.7 million common shares for approximately $1.86 million, which increased our overall ownership interest in StemSource to 38.2%.

        On October 9, 2002, we issued a press release announcing that we signed a strategic merger agreement with StemSource to acquire the remaining outstanding shares of StemSource in exchange for approximately 1.44 million of our shares. The acquisition of StemSource is expected to be consummated later in 2002, subject to StemSource stockholder approval and other standard closing conditions. We believe StemSource's stem-cell therapies are promising and may be used to successfully treat patients with a variety of diseases. We also believe that these stem-cell therapies may potentially be usable in conjunction with our bioresorbable implant and fixation products. We intend to use some of the proceeds from the sale of the Craniomaxillofacial bone fixation product line (described in Item 2 above) to ensure funding of StemSource's ongoing research and development efforts.

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Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

        (a)    Not applicable.

        (b)    Not applicable.

        (c)    2.1*    Asset Purchase Agreement, dated September 30, 2002, by and between MacroPore Biosurgery, Inc. and Medtronic PS Medical, Inc.

                2.2*    License Agreement, dated October 8, 2002, between MacroPore Biosurgery, Inc. and Medtronic PS Medical, Inc.

                2.3    Amended and Restated Distribution Agreement dated October 8, 2002, between MacroPore Biosurgery, Inc. and Medtronic, Inc.

                2.4*    Amendment No. 2 to Development and Supply Agreement, dated September 30, 2002, between MacroPore Biosurgery, Inc. and Medtronic, Inc.

                99.1    MacroPore Biosurgery, Inc. press release dated October 9, 2002.

        *      Certain portions of this Exhibit were omitted by redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to our Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACROPORE BIOSURGERY, INC.
DATE: October 23, 2002
	By:	/s/ CHRISTOPHER J. CALHOUN
		Name:	Christopher J. Calhoun
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit
2.1	*	Asset Purchase Agreement, dated September 30, 2002, by and between MacroPore Biosurgery, Inc. and Medtronic PS Medical, Inc.
2.2	*	License Agreement, dated October 8, 2002, between MacroPore Biosurgery, Inc. and Medtronic PS Medical, Inc.
2.3		Amended and Restated Distribution Agreement dated October 8, 2002, between MacroPore Biosurgery, Inc. and Medtronic, Inc.
2.4	*	Amendment No. 2 to Development and Supply Agreement, dated September 30, 2002, between MacroPore Biosurgery, Inc. and Medtronic, Inc.
99.1		MacroPore Biosurgery, Inc. press release dated October 9, 2002.

*
Certain portions of this Exhibit were omitted by redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to our Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

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  Item 2. Acquisition or Disposition of Assets.
  Item 5. Other Events.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT INDEX